ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION OF
VAN WAGONER FUNDS, INC.

	The undersigned officer of Van Wagoner Funds, Inc., a corporation duly organized and existing under the Maryland
General Corporation Law (the "Corporation"), does hereby certify:

FIRST: That the name of the corporation is Van Wagoner Funds, Inc.

SECOND: That Article I of the Corporation's Articles of
Incorporation is amended in its entirety to read as follows:

ARTICLE I
The name of the corporation (hereinafter called "Corporation") is:
EMBARCADERO FUNDS, INC.

THIRD:	That Article IV of the Corporation's Articles of
Incorporation is hereby amended to change the designation of the Class A Common Stock to "All-Cap Growth Fund", to change the designation of the Class B Common Stock to "Small-Cap Growth Fund", and to change the designation of the Class C Common Stock to "Alternative Strategies Fund".

FOURTH: 	That the amendments to the Corporation's Articles
of Incorporation (the "Amendments") were approved by a majority of the entire Board of Directors of the Corporation.

FIFTH:	That the Amendments are limited to changes
expressly permitted by Section 2-605 of the Maryland General
Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, the undersigned officer of the Corporation who executed the foregoing Articles of Amendment hereby acknowledges the same to be her act and further acknowledges, to the best of her knowledge, information and belief, the matters set forth herein are true in all material respects under the penalty of perjury.

	Dated this __ day of ___________, 2008.

                                    VAN WAGONER FUNDS, INC.
                                    By: ____________________
                                    Susan Freund, President

                                    Attest: ____________________